     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 1998

                                                     REGISTRATION NO. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                                EQUITY INNS, INC.
             (Exact name of registrant as specified in its charter)

          TENNESSEE                                     62-1550848
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                           4735 Spottswood, Suite 102
                            Memphis, Tennessee 38117
                                 (901) 761-9651
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

        Phillip H. McNeill, Sr.                             Copy to:
           Equity Inns, Inc.                          David C. Wright, Esq.
      4735 Spottswood, Suite 102                        Hunton & Williams
       Memphis, Tennessee 38117                       2000 Riverview Tower
           (901) 761-9651                              900 S. Gay Street
  (Name, address, including zip code,               Knoxville, Tennessee 37902
and telephone number, including area code,               (423) 549-7700
      of agent for service)


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
               Title of Each Class of                   Proposed Maximum Aggregate Offering     Amount of Registration Fee(6)(7)
         Securities to be Registered (1)(2)                          Price(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(3)                                    $353,389,000                         $103,875
Preferred Stock, $.01 par value(4)
Depositary Shares (5)
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of Common Stock or Preferred Stock as may from time to time be issued upon conversion of Preferred Stock or Depositary Shares registered hereunder.
(2) This Registration Statement also covers delayed delivery contracts that may be issued by the Registrants under which the party purchasing such contracts may be required to purchase Preferred Stock, Depositary Shares or Common Stock. Such contracts may be issued together with the specific securities to which they relate. In addition, securities registered hereunder may be sold either separately or as units comprising more than one type of security registered hereunder.
(3) Subject to Footnote (1), an indeterminate number of shares of Common Stock, $.01 par value, is registered hereunder and may be sold from time to time by the Registrant. There is also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion of shares of Preferred Stock or Depositary Shares registered hereunder.
(4) Subject to Footnote (1), an indeterminate number of shares of Preferred Stock, $.01 par value, is registered hereunder and may be sold from time to time by the Registrant.
(5) Subject to Footnote (1), an indeterminate number of Depositary Shares, to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement and representing an interest in all or a specified portion of a share of Preferred Stock, are registered hereunder and may be sold from time to time by the Registrant.
(6) The proposed maximum offering price per unit has been omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended. The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Pursuant to Rule 429 under the Securities Act of 1933, as amended, $46,611,000 aggregate offering price of the Registrant's Common Stock and Preferred Stock are being carried over from the Registrant's Registration Statement on Form S-3 (File No. 333-26559). The Registrant previously paid a registration fee of $60,606 in connection with such Registration Statement, which originally covered $200,000,000 aggregate offering price of securities.
(7) Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus included in this Registration Statement also relates to $46,611,000 aggregate offering price of the Registrant's Common Stock and Preferred Stock registered under its Registration Statement on Form S-3 (File No. 333-26559).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE COMBINED PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO SECURITIES COVERED BY THE REGISTRANT'S PREVIOUS REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-26559).

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                   SUBJECT TO COMPLETION, DATED MARCH __, 1998

PROSPECTUS

                                EQUITY INNS, INC.

                                  $400,000,000

               COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

                                 ---------------

      Equity Inns, Inc. (together with its subsidiaries, the "Company") may from time to time offer and sell (i) shares of its Common Stock, $.01 par value (the "Common Stock"), (ii) in one or more series, shares of its Preferred Stock, $.01 par value (the "Preferred Stock") and (iii) depositary shares representing entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series and represented by depositary receipts ("Depositary Shares"), all with an aggregate public offering price of up to $400,000,000, on terms to be determined at the time of offering. The Common Stock, Preferred Stock and Depositary Shares offered hereto (the "Offered Securities") may be offered in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement"). The aggregate public offering price and terms of the Offered Securities will be determined by market conditions at the time such securities are offered.

         The Company's Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "ENN." The Company's charter contains limitations on direct or beneficial ownership and restrictions on transfer of the Common Stock to preserve the status of the Company as a real estate investment trust ("REIT") for United States federal income tax purposes. See "Restrictions on Ownership of Common Stock."

         The applicable Prospectus Supplement shall set forth with respect to
(i) Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and all other specific terms of the Preferred Stock; (ii) Common Stock, the specific number of shares and issuance price per share; (iii) Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (iv) all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered thereby.

         The Offered Securities may be sold on a negotiated or competitive bid basis to or through underwriters or dealers designated from time to time or by the Company, directly or through agents, to other purchasers. Certain terms of any offering and sale of the Offered Securities, including, where applicable, the names of the underwriters, dealers or agents, if any, the principal amount or number of shares to be purchased, the purchase price of the shares to be purchased, any applicable commissions, discounts and other compensation to underwriters, dealers and agents, and the proceeds to the Company from such sale, will be set forth in, or will be calculable from information contained in, a Prospectus Supplement. See "Plan of Distribution."

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE OFFERED SECURITIES.

         THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF THE OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                                 ---------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE

      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

                 The date of this Prospectus is _______ __, 1998

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus and the documents incorporated reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import. Such forward-looking statements relate to future events, the future financial performance of the Company, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Prospective investors should specifically consider the various factors identified in the Prospectus and in any applicable Prospectus Supplement which could cause actual results to differ, including those discussed in the section herein entitled "Risk Factors."

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site at http:/www.sec.gov, and reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (including the Company) can be obtained from that site. The Common Stock is listed on the New York Stock Exchange ("NYSE"), and such reports, proxy and informational statements and other information concerning the Company can be inspected and copied at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

         This Prospectus is part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by Equity Inns, Inc. (the "Company") with the Commission (File No. 0- 23290) are incorporated herein by reference and made a part hereof: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) the Company's Current Reports on Form 8-K dated January 20, 1998 and February 12, 1998 and the Company's Current Report on Form 8-K/A dated July 11, 1997; and (iii) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on August 19, 1996. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

         The Company will provide without charge to each person to whom a copy of this Prospectus or any Prospectus Supplement is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Equity Inns, Inc., 4735 Spottswood, Suite 102, Memphis, Tennessee 38117, Attention: Howard A. Silver, Corporate Secretary, telephone number (901) 761-9651.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement.

                                   THE COMPANY

         The following is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus. Unless the context indicates otherwise, the term "Company" includes the Company's subsidiaries and controlled entities.


         The Company is a self-administered equity real estate investment trust ("REIT") incorporated as a Tennessee corporation in November 1993 to acquire equity interests in hotel properties. The Company completed its initial public offering in March 1994. The Company, through Equity Inns Trust (the "Trust"), a wholly-owned subsidiary of the Company, is the sole general partner of the Equity Inns Partnership, L.P. (the "Partnership") and at March 1, 1998 owned approximately a 95.1% general partnership interest in the Partnership. At March 1, 1998, the Company, through the Partnership, owned 89 hotels with an aggregate of 10,778 rooms located in 30 states (the "Current Hotels"). The Current Hotels operate as Hampton Inn(R) hotels (57), AmeriSuites(R) hotels (10), Residence Inn(R) hotels (9), Homewood Suites(R) hotels (5), Holiday Inn(R) hotels (4), Comfort Inn(R) hotels (3), and one Holiday Inn Express(R) hotel. The Company has entered into contracts to acquire two additional hotels with an aggregate of 411 rooms in two states (the "Acquisition Hotels" and, together with the Current Hotels, the "Hotels").

         In order to qualify as a REIT under federal tax provisions, neither the Company, the Partnership nor the Trust can operate hotels. The Partnership leases 79 of its Current Hotels to subsidiaries (collectively, the "Interstate Lessee") of Interstate Hotels Company ("Interstate"), and all of its AmeriSuites hotels to a subsidiary (the "Prime Lessee") of Prime Hospitality Corp. ("Prime"), pursuant to leases ("Percentage Leases") that provide for annual rent equal to the greater of (i) a fixed annual base rent ("Base Rent") or (ii) percentage rent based on the revenues of the Hotels ("Percentage Rent"). The Interstate Lessee and the Prime Lessee are referred to herein as, collectively, the "Lessees" and, individually, a "Lessee." On December 2, 1997, Interstate announced that it had agreed to be acquired by Patriot American Hospitality, Inc.

         The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1994. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its taxable income. In connection with the Company's election to be taxed as a REIT, the Company's Charter imposes certain restrictions on the transfer and ownership of shares of Common Stock. See "Restrictions on Ownership of Common Stock." The Company has adopted the calendar year as its taxable year. The Company's Charter limits consolidated indebtedness to 45% of the Company's investment in hotel properties, at its cost.

         The Company's principal executive offices are located at 4735 Spottswood, Suite 102, Memphis, Tennessee 38117 and its telephone number is
(901) 761-9651.

                                  RISK FACTORS

         Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before making an investment decision regarding the Offered Securities offered hereby.

COMPANY'S RELIANCE UPON ITS LESSEES

         In order for the Company to continue to qualify as a REIT, neither the Company nor the Partnership can operate any hotel or participate in the decisions affecting the daily operations of any hotel. The Interstate Lessee leases 79 of the Current Hotels, and the Prime Lessee leases all ten of the AmeriSuites brand Current Hotels. The Lessees control the daily operations of the Company's hotels. Neither the Company nor the Partnership has the authority to require any hotel to be operated in a particular manner or to govern any particular aspect of the daily operations of any hotel. Even if the Company's management believes the Hotels are being operated inefficiently or in a manner that does not result in an appropriate level of Percentage Rent payments to the Company or the Partnership under the Percentage Leases, neither the Company nor the Partnership may require a change to the method of operation. The Company is dependent on lease payments from the Lessees for substantially all of its revenues.

DEBT LIMITATION

         The Company intends to continue to pursue a growth strategy which includes acquiring hotel properties. There is a risk that the Company will not have access to sufficient equity capital to pursue its acquisition strategy. Since, in order to qualify as a REIT, the Company generally must distribute at least 95% of its taxable income annually and thus cannot retain earnings and the Company's Charter limits outstanding indebtedness to 45% of the Company's investment in hotel properties at cost, the Company's ability to continue to make acquisitions will depend primarily on its ability to obtain additional private or public equity financing. There can be no assurance that such financing will be available. See "Federal Income Tax Considerations--Requirements for Qualification--Distribution Requirements" in the accompanying Prospectus.

DEVELOPMENT RISKS

         As part of its growth strategy, the Company intends to develop additional hotels. Development involves substantial risks, including the risk that development costs will exceed budgeted or contracted amounts, the risk of delays in completion of construction, the risk of failing to obtain all necessary zoning and construction permits, the risk that financing might not be available on favorable terms, the risk that developed properties will not achieve desired revenue levels once opened, the risk of competition for suitable development sites from competitors that may have greater financial resources that the Company and the risks of incurring substantial costs in the event a development project must be abandoned prior to completion. Although the Company intends to manage development to minimize such risks, there can be no assurance that present or future developments will perform in accordance with the Company's expectations.

HOTEL INDUSTRY RISKS

  Operating Risks

         The Hotels are subject to all operating risks common to the hotel industry. These risks include, among other things, competition from other hotels; over-building in the hotel industry, which adversely affects occupancy and revenues; increases in operating costs due to inflation and other factors, which increases have not been, and may not be, offset by increased room rates; dependence on business and commercial travelers and tourism; increases in energy costs and other expenses affecting travel; and adverse effects of general and local economic conditions. These factors could adversely affect the Lessees' ability to make lease payments and therefore the Company's ability to make expected distributions to shareholders. Further, decreases in room revenues of the Hotels would result in decreased revenues to the Partnership under the Percentage Leases and, therefore, decreased amounts available for distribution to the Company's shareholders.

  Competition

         Competition for Guests; Operations. The hotel industry is highly competitive. The Hotels compete with other hotel properties in their geographic markets. Many of the Company's competitors have substantially greater marketing and financial resources than the Company and the Lessees.

         Competition for Acquisitions. The Company will compete for investment opportunities with entities which have substantially greater financial resources than the Company. These entities generally may be able to accept more risk than the Company can manage prudently. Competition generally may reduce the number of suitable investment opportunities offered to the Company and may increase the bargaining power of property owners seeking to sell. Further, the Company believes that competition from entities organized for purposes substantially similar to the Company's objectives has increased and will increase significantly in the future.

  Seasonality of Hotel Business

         The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in the Company's lease revenues. Quarterly earnings may be adversely affected by factors beyond the Company's control, including poor weather conditions and economic factors. The Company may be required to enter into short-term borrowing in the first and fourth quarters in order to offset such fluctuations in revenues and to fund the Company's anticipated obligations, including distributions to its shareholders.

  Investment Concentration in Certain Segments of Single Industry

         The Company's current investment strategy is to acquire interests in limited service and extended stay hotel properties. Therefore, a downturn in the hotel industry, in general, and the limited service and extended stay segments, in particular, will have a material adverse effect on the Company's lease revenue and amounts available for distribution to its shareholders.

  Emphasis on Certain Hotels Brands

         Because 57 of the Current Hotels operate as Hampton Inn hotels, ten Current Hotels operate as AmeriSuites hotels and nine Current Hotels operate as Residence Inn hotels, the Company is subject to risks inherent in concentrating investments in certain franchise brands, such as a reduction in business following adverse publicity related to the brand, which could have an adverse effect on the Company's lease revenues and amounts available for distribution to its shareholders.

  Capital Expenditures

         The Company's hotel properties have an ongoing need for renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. Franchisors of the Hotels may also require periodic capital improvements as a condition of retaining the franchise licenses. The cost of such capital improvements could have an adverse effect on the Company's financial condition. Such renovations involve certain risks, including the possibility of environmental problems, construction cost overruns and delays, the possibility that the Company will not have available cash to fund renovations or that financing for renovations will not be available on favorable terms, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from hotels. The Company intends to fund such improvements out of future cash from operations, present cash balances or the remaining available borrowing capacity under its three-year $250 million unsecured line of credit (the "Unsecured Line of Credit").

REAL ESTATE INVESTMENT RISKS

  General Risks of Investing in Real Estate

         The Company's investments in the Hotels are subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company's real estate investments and the Company's income and ability to make distributions to its shareholders are both dependent upon the ability of the Lessees to operate the Hotels in a manner sufficient to maintain or increase room revenues and to generate sufficient income in excess of operating expenses to make rent payments under the Percentage Leases. Income from the Hotels may be adversely affected by adverse changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition from other hotel properties, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real property tax rates and other operating expenses, changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, floods and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the Company.

  Illiquidity of Real Estate

         Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions is limited. There can be no assurance that the Company will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company's investment.

  Operational Risks of Rapid Growth

         Beginning with the Company's initial public offering in March 1994, the Company has acquired 89 hotels and has contracted to acquire an additional two hotels, increasing the size and geographic dispersion of the Company's hotel properties. The Company's growth strategy also contemplates acquisitions of additional hotels that meet the Company's investment criteria, further increasing the size and geographic dispersion of its hotel properties. Failure of the Company and the Lessees to effectively manage such expanded operations could have a material adverse effect on the Hotels' operating results. Deteriorating operations could negatively impact revenues at the Hotels and, therefore, the lease payments under the Percentage Leases and amounts available for distribution to shareholders.

  Uninsured and Underinsured Losses

         Each Percentage Lease specifies comprehensive insurance to be maintained on each of the Hotels, including liability, fire and extended coverage. Management believes such specified coverage is of the type and amount customarily obtained for or by an owner or real property assets. Leases for subsequently acquired hotels will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Company's Board of Directors will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

ENVIRONMENTAL MATTERS

         Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the owner's ability to use or sell the property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common-law principles could be used to impose liability for release of hazardous or toxic substances, including asbestos-containing materials ("ACMs"), into the environment or a work place, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous or toxic substances, including ACMs. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures. In connection with the ownership of the Hotels, the Company or the Partnership may be potentially liable for any such costs. The cost of defending against claims of liability or remediating the contaminated property or otherwise complying with environmental laws could materially adversely affect amounts available for distribution to the Company's shareholders. Phase I environmental audits have been obtained on each of the Hotels in connection with their respective acquisitions by the Partnership. The purpose of Phase I audits is to identify potential environmental contamination for which the Hotels may be responsible and the potential for environmental regulatory compliance liabilities. The Phase I audit reports on the Hotels did not reveal any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets, results of operating or liquidity, nor is the Company aware of any such liability. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware.

         The Clean Water Act ("CWA") prohibited the Environmental Protection Agency ("EPA") from requiring permits for all but a few (primarily industrial and certain municipal) discharges of storm water prior to October 1, 1994. Even though the moratorium ended, the EPA has not yet issued permitting regulations for non-industrial and non-municipal discharges of storm water. In October 1994, EPA officials indicated that all storm water discharges without permits were technically in violation of the CWA. How the EPA will ultimately define the universe of dischargers requiring a permit is unclear. Nevertheless, it is possible that storm water drainage to a navigable water from one or more of the Company's properties is a discharge in violation of the CWA since October 1, 1994. Penalties for non-compliance may be substantial. Although the EPA has stated that it will not take enforcement action against those storm water dischargers formerly subject to the moratorium and the Company is not aware of any current or reasonably likely penalties to be imposed for its storm water discharges, it is possible, given the uncertainty about the scope and timing of EPA or state regulations on the subject, that liability may exist.

COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND OTHER CHANGES IN GOVERNMENTAL RULES AND REGULATIONS

         Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes that the Hotels are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the Hotels, including changes to building codes and fire and life safety codes, may occur. If the Company were required to make substantial modifications at the Hotels to comply with the ADA or other changes in governmental rules and regulations, the Company's ability to make distributions to its shareholders could be adversely affected.

FLUCTUATIONS IN PROPERTY TAXES

         Each Hotel is subject to real and personal property taxes. The real and personal property taxes on hotel properties in which the Company invests may increase or decrease as tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, the Company's ability to make distributions to its shareholders could be adversely affected.

RISKS OF LEVERAGE

         The Company's Charter currently provides that the Company may not incur consolidated indebtedness in an amount in excess of 45% of the Company's investment in hotel properties, at its cost, which cost includes the fair market value of any equity securities issued in connection with the acquisition of hotel properties, after giving effect to the Company's use of proceeds from any indebtedness. The Company may submit to its shareholders for approval an amendment to the Charter which removes the Charter's limitation on indebtedness. The Company currently has the Unsecured Line of Credit to provide, as necessary, working capital, funds for investments in additional hotel properties and cash to pay dividends.

         There can be no assurance that the Company will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including the Hotels, to foreclosure. Adverse economic conditions could result in higher interest rates which could increase debt service requirements on floating rate debt and could reduce the amounts available for distribution to shareholders. The Company may obtain one or more forms of interest rate protection (swap agreements, interest rate caps contracts, etc.) to hedge against the possible adverse effects of interest rate fluctuations. However, there can be no assurances that such hedging would be effective in mitigating the adverse effects of interest rate fluctuations. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotel properties at times which may not permit realization of the maximum return on such investments.

         In February 1997, EQI Financing Partnership I, L.P., the Company's indirect subsidiary, issued $88 million of fixed-rate, collateralized bonds in three classes. The expected repayment dates for Classes A, B and C of the Bonds are November 20, 2006, February 20, 2007 and February 20, 2007. Upon maturity of the Class A Bonds, the Company is required to use substantially all of its cash flow to amortize the remaining outstanding principal amount of the Bonds. If the remaining principal amounts cannot be refinanced, the Company's ability to make required distributions to its shareholders could be adversely affected and its status as a REIT could be jeopardized. There can be no assurance that such refinancing will be available or will be on terms acceptable to the Company.

RISKS OF OPERATING HOTELS UNDER FRANCHISE AGREEMENTS

         All of the Current Hotels are subject to franchise agreements. The continuation of the franchise licenses is subject to specified operating standards and other terms and conditions. The franchisors periodically inspect their licensed properties to confirm adherence to operating standards. The failure of a hotel, the Partnership or a Lessee to maintain such standards or adhere to such other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements which the Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Board of Directors may elect to allow the franchise license to lapse. In any case, if a franchise is terminated, the Partnership and the Lessee may seek to obtain a suitable replacement franchise, or to operate the hotel independent of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. Although the Percentage Leases require the Lessees to maintain the franchise license for each Hotel, a Lessee's loss of a franchise license for one or more of the Hotels could have a material adverse effect on the Partnership's revenues under the Percentage Leases and the Company's cash available for distribution to its shareholders.

ABILITY OF BOARD OF DIRECTORS TO CHANGE CERTAIN POLICIES

         The major policies of the Company, including its policies with respect to acquisitions, financing, growth, operations and distributions, are determined by its Board of Directors. The Board of Directors may amend or revise these and other policies from time to time without a vote of the shareholders of the Company.

LIMITATION ON ACQUISITION AND CHANGE IN CONTROL

  Ownership Limitation

         The Ownership Limitation (as defined herein and as described under "Description of Capital Stock -- Charter and Bylaw Provisions -- Restrictions on Transfer"), which provides that no person may own, directly or indirectly, more than 9.9% of any class of the outstanding stock of the Company, may have the effect of precluding an acquisition of control of the Company by a third party without the approval of the Board of Directors, even if the change of control is in the shareholders' interests.

  Staggered Board

         The Board of Directors of the Company has three classes of directors. The current terms of the Company's directors expire in 1998, 1999 and 2000, respectively. Directors for each class will be elected for a three-year term upon the expiration of that class' term. The staggered terms of directors may affect the shareholders' ability to change control of the Company, even if such a change were in the shareholders' interests. See "Description of Capital Stock -- Charter and Bylaw Provisions." The foregoing may also discourage offers or other bids for the Common Stock at a premium over the market price.

  Authority to Issue Preferred Stock

         The Company's Charter authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock and to establish the preferences and rights of any shares issued. See "Description of Capital Stock -- Preferred Stock." The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interests.

  Tennessee Anti-Takeover Statutes

         As a Tennessee corporation, the Company is subject to various legislative acts set forth in Chapter 103 of Title 48 of the Tennessee Code, which impose certain restrictions and require certain procedures with respect to certain takeover offers and business combinations, including, but not limited to, combinations with interested shareholders and share repurchases from certain shareholders. See "Description of Capital Stock -- Tennessee Anti- Takeover Statutes."

TAX RISKS

  Failure to Qualify as a REIT

         The Company operates and intends to continue to operate so as to qualify as a REIT for federal income tax purposes. The Company has not requested, and does not expect to request, a ruling from the Internal Revenue Service (the "Service") that it qualifies as a REIT. The continued qualification of the Company as a REIT will depend on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding stock, the nature of its assets, the sources of its income and the amount of its distributions to the shareholders of the Company. See "Federal Income Tax Considerations -- Taxation of the Company."

         If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to the shareholders would be reduced for each of the years involved. Although the Company currently intends to continue to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors, with the consent of a majority of the shareholders, to revoke the REIT election. See "Federal Income Tax Considerations."

  REIT Minimum Distribution Requirements

         In order to avoid corporate income taxation of the earnings it distributes, the Company generally is required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year and (iii) 100% of its undistributed income from prior years. To the extent that the Company elects to retain and pay income tax on its long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

         The Company has made and intends to continue to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income consists primarily of the Company's share of the income of the Partnership, and the Company's cash available for distribution consists primarily of the Company's share of cash distributions from the Partnership. Differences in timing between the recognition of taxable income and the receipt of cash available for distribution due to the seasonality of the hospitality industry could require the Company, through the Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax.

         Distributions by the Partnership will be determined by the Board of Directors of the Company, as the sole general partner of the Partnership, and will be dependent on a number of factors, including the amount of the Partnership's cash available for distribution, the Partnership's financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the Partnership's capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements."

  Failure of the Partnership to be Classified as a Partnership for Federal Income Tax Purposes; Impact on REIT Status

         The Company has not requested, and does not expect to request, a ruling from the Service that the Partnership and its subsidiary partnerships (the "Subsidiary Partnerships") will be classified as a partnership for federal income tax purposes. If the Service were to challenge successfully the tax status of the Partnership (or a Subsidiary Partnership) as a partnership for federal income tax purposes, the Partnership (or Subsidiary Partnership) would be taxable as a corporation. In such event, the Company would cease to qualify as a REIT for a variety of reasons. Furthermore, the imposition of a corporate income tax on the Partnership (or a Subsidiary Partnership) would substantially reduce the amount of cash available for distribution to the Company and its shareholders. See "Federal Income Tax Considerations -- Tax Aspects of the Partnership and Subsidiary Partnerships."

OWNERSHIP LIMITATION

         In order for the Company to maintain its qualification as a REIT, no more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year. Furthermore, if any shareholder or group of shareholders of a Lessee owns, actually or constructively, 10% or more of the stock of the Company, the Lessee could become a related party tenant, which likely would result in loss of REIT status for the Company. For the purpose of preserving the Company's REIT qualification, the Company's Charter prohibits direct or indirect ownership of more than 9.9% of the outstanding shares of any class of the Company's stock by any person or group (the "Ownership Limitation"), subject to adjustment as described below. Generally, the capital stock owned by affiliated owners will be aggregated for purposes of the Ownership Limitation.

         Any transfer of shares that would prevent the Company from continuing to qualify as a REIT under the Code will be void ab initio, and the intended transferee of such shares will be deemed never to have had an interest in such shares. Further, if, in the opinion of the Board of Directors, (i) a transfer of shares would result in any shareholder or group of shareholders acting together owning shares in excess of the Ownership Limitation or (ii) a proposed transfer of shares may jeopardize the qualification of the Company as a REIT under the Code, the Board of Directors may, in its sole discretion, refuse to allow the shares to be transferred to the proposed transferee. Finally, the Company may, in the discretion of the Board of Directors, redeem any stock held of record by any shareholder in excess of the Ownership Limitation.

         The Company's Charter sets the redemption price of the stock to be redeemed at the lesser of the market price on the date the Company provides written notice of redemption or the date such stock was purchased, subject to certain provisions of Tennessee law. Therefore, the record holder of stock in excess of the Ownership Limitation may experience a financial loss when such shares are redeemed, if the market price falls between the date of purchase and the date of redemption. See "Restrictions on Ownership of Common Stock" and "Federal Income Tax Considerations -- Requirements for Qualification."

RISKS RELATING TO YEAR 2000 ISSUE

         Many existing computer programs were designed to use only two digits to identify a year in the date field without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. The Company is addressing the "Year 2000" issue with respect to its operations. Failure of the Company or its lessees to properly or timely resolve the "Year 2000" issue could have a material adverse effect on the Company's business.

                  PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

         The Company's Common Stock is traded on the NYSE under the symbol "ENN." The following table sets forth for the indicated periods the high and low closing prices for the Common Stock, as traded through the facilities of the NYSE and, prior to September 9, 1996, The Nasdaq Stock Market, and the cash distributions declared per share:

                                                                                            CASH
                                                                 PRICE  RANGE            DISTRIBUTIONS
                                                                 ------------              DECLARED
                                                                 HIGH     LOW              PER SHARE
                                                                 ----     ---              ---------

YEAR ENDED DECEMBER 31, 1995
  First Quarter..........................................      $11 1/8   $9 1/2              $0.24
  Second Quarter.........................................       12       10 3/8               0.24
  Third Quarter..........................................       12 1/2   10 3/8               0.26
  Fourth Quarter.........................................       12       10 3/4               0.26

YEAR ENDED DECEMBER 31, 1996
  First Quarter..........................................       13 1/4   11 1/2               0.28
  Second Quarter.........................................       12 3/4   11 1/4               0.28
  Third Quarter..........................................       13       11                   0.28
  Fourth Quarter.........................................       13 1/8   11 1/8               0.28

YEAR ENDED DECEMBER 31, 1997
  First Quarter..........................................       14 1/2   12 1/2               0.28
  Second Quarter.........................................       14 1/8   12 7/8               0.28
  Third Quarter..........................................       15 3/16  13 1/4               0.29
  Fourth Quarter.........................................       16 9/16  14 1/8               0.29

YEAR ENDING DECEMBER 31, 1998
  First Quarter (through March 17, 1998).................       15 15/16 14 7/16               ---

         On March 17, 1998, there were 1,072 record holders of the Company's Common Stock, including shares held in "street name" by nominees who are record holders, and approximately 31,000 beneficial owners.

         The Company intends to make regular quarterly distributions to its shareholders. The Company's ability to make distributions is dependent on the receipt of distributions from the Partnership. In order to qualify as a REIT for federal income tax purposes, the Company must distribute to shareholders annually at least 95% of its taxable income. The Company, as general partner of the Partnership through a wholly-owned subsidiary, intends to cause the Partnership to distribute to its partners sufficient amounts to permit the Company to make regular quarterly distributions to its shareholders. The Partnership's primary source of revenue consists of rent payments from the Lessees under the Percentage Leases.

         Future distributions paid by the Company will be at the discretion of the Board of Directors of the Company and will depend on the actual cash flow of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the directors of the Company deem relevant.

                                 USE OF PROCEEDS

         The Company will contribute the net proceeds of any sale of the Offered Securities by the Company to the Partnership in exchange for additional units of partnership interest. Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of any Common Stock will be used by the Company and the Partnership for general corporate purposes, which may include repayment of indebtedness, making improvements to hotel properties and the acquisition of additional hotel properties.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods presented.

                                  1997                 1996                1995              1994(1)           1993(1)
                                  ----                 ----                ----              -------           -------
Ratio of earnings to
fixed charges.............         2.9                  3.5                 3.0                7.7               1.4

----------

(1) Periods prior to March 1, 1994 (the date of the Company's initial public offering) reflect data for the Company's predecessor entities.


         The consolidated ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. To date, the Company has not issued any Preferred Shares; therefore, the ratio of earnings to combined fixed charges and preferred share dividends and the ratio of earnings to fixed charges are the same. For purposes of computing the ratio, earnings have been calculated by adding fixed charges to income before minority interest. Fixed charges consist of interest expense and amortization of loan origination fees.

         Prior to the completion of the Company's initial public offering ("IPO") in March 1994 and intent to qualify as a REIT, the Company's predecessor entities operated in a manner so as to minimize net taxable income and were capitalized primarily with debt.

                          DESCRIPTION OF CAPITAL STOCK

         Under the Company's Charter, the total number of shares of all classes of capital stock that the Company has authority to issue is 60,000,000, consisting of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. At February 27, 1998, there were 35,585,257 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

         The following information with respect to the capital stock of the Company is subject to the detailed provisions of the Charter and the Company's Bylaws, as currently in effect. These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Charter and Bylaws, which are exhibits to the Registration Statement.

COMMON STOCK

         Subject to the provisions of the Charter described under "Restrictions on Ownership of Capital Stock," the holders of Common Stock are entitled to one vote per share on all matters voted on by the shareholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of

Directors with respect to any series of Preferred Stock, the holders of shares of Common Stock exclusively possess all voting power of the Company. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. The holders of Common Stock have no conversion, sinking fund, redemption rights or any other preemptive rights to subscribe for any securities of the Company. Upon issuance and delivery against payment therefor, all shares of Common Stock offered hereby will be duly authorized, fully paid and non-assessable.

         The Common Stock is traded on the New York Stock Exchange under the symbol "ENN." The transfer agent and registrar for the Company's Common Stock is SunTrust Bank, Atlanta, Georgia. The Company will apply to the NYSE to list the additional Common Shares to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

PREFERRED STOCK

         The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock from time to time, in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may afford the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

         The applicable Prospectus Supplement will describe each of the following terms that may be applicable in respect of any Preferred Stock offered and issued pursuant to this Prospectus: (1) the specific designation, number of shares, seniority and purchase price; (2) any liquidation preference per share;
(3) any maturity date; (4) any mandatory or option redemption or repayment dates and terms or sinking fund provisions; (5) any dividend rate or rates and the dates on which any dividends will be payable (or the method by which such rates or dates will be determined); (6) any voting rights; (7) any rights to convert the Preferred Stock into other securities or rights, including a description of the securities or rights into which such Preferred Stock is convertible (which may include other Preferred Stock) and the terms and conditions upon which such conversions will be effected, including, without limitation, conversion rates or formulas, conversion periods and other related provisions; (8) the place or places where dividends and other payments with respect to the Preferred Stock will be payable; and (9) any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions, including restrictions imposed for the purpose of maintaining the Company's qualification as a REIT under the Code. Upon issuance and delivery against payment therefor, all shares of the Preferred Stock offered hereby will be duly authorized, fully paid and non-assessable.

CHARTER AND BYLAW PROVISIONS

  Staggered Board of Directors

         The Charter provides that the Board of Directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors with the classes serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board of Directors.

         The classification provisions also could have the effect of discouraging a third party from accumulating large blocks of the Company's stock or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

  Number of Directors; Removal; Filling Vacancies

         The Charter and Bylaws provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will consist of not less than three nor more than nine persons, subject to increase or decrease by the affirmative vote of 80% of the members of the entire Board of Directors. At all times a majority of the directors shall be directors of the Company who are not officers or employees of the Company or Affiliates (as defined below) of (i) any advisor to the Company under an advisory agreement, (ii) any lessee of any property of the Company,
(iii) any subsidiary of the Company or (iv) any partnership which is an Affiliate of the Company (the "Independent Directors"), except that upon the death, removal or resignation of an Independent Director, such requirement shall not be applicable for 60 days. "Affiliate" is defined as being (i) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such person or (iii) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). There are four directors currently, three of whom are Independent Directors. The holders of Common Stock are entitled to vote on the election or removal of directors, with each share entitled to one vote. The Bylaws provide that, subject to any rights of holders of Preferred Stock, and unless the Board of Directors otherwise determines, any vacancies will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, provided that Independent Directors shall nominate and approve directors to fill vacancies created by Independent Directors. Accordingly, the Board of Directors could temporarily prevent any shareholder entitled to vote from enlarging the Board of Directors and filling the new directorships with such shareholder's own nominees. Any director so elected shall hold office until the next annual meeting of shareholders.

         A director may be removed with or without cause by the affirmative vote of the holders of 75% of the outstanding shares entitled to vote in the election of directors at a special meeting of the shareholders called for the purpose of removing him.

  Limitation of Liability; Indemnification

         The Company's Charter obligates the Company to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Tennessee law. The Tennessee Business Corporation Act ("TBCA") permits a corporation to indemnify its present and former directors and officers, among others, against judgments, settlements, penalties, fines or reasonable expenses incurred with respect to a proceeding to which they may be made a party by reason of their service in those or other capacities if (i) such persons conducted themselves in good faith, (ii) they reasonably believed, in the case of conduct in their official capacities with the corporation, that their conduct was in its best interests and, in all other cases, that their conduct was at least not opposed to its best interests and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful.

         Any indemnification by the Company pursuant to the provisions of the Charter and the TBCA described above shall be paid out of the assets of the Company and shall not be recoverable from the shareholders. The Company currently purchases director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above. To the extent that the foregoing indemnification provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Commission such indemnification is contrary to public policy and is, therefore, unenforceable.

         The TBCA permits the charter of a Tennessee corporation to include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law or (iii) for unlawful distributions that exceed what could have been distributed without violating the TBCA or the corporation's charter. The Company's Charter contains a provision eliminating the personal liability of its directors or officers to the Company or its shareholders for money damages to the maximum extent permitted by Tennessee law from time to time.

  Amendment

         The Company's Charter may be amended by the affirmative vote of the holders of a majority of the shares of the Common Stock present at a meeting at which a quorum is present, with the shareholders voting as a class with one vote per share; provided, however, that (i) the Charter provision providing for the classification of the Board of Directors into three classes may not be amended, altered, changed or repealed without the affirmative vote of at least 80% of the members of the Board of Directors or the affirmative vote of holders of at least 75% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting separately as a class; (ii) the provisions relating to the limitation on indebtedness may not be amended without an affirmative vote of the holders of a majority of the outstanding shares of Common Stock; and (iii) the Company cannot take any action intended to terminate its qualification as a REIT without the approval of the holders of two-thirds of the outstanding shares of Common Stock. The Company's Bylaws may be amended by the Board of Directors or by vote of the holders of a majority of the outstanding shares of Common Stock, provided that provisions with respect to the staggered terms of the Board of Directors cannot be amended without the affirmative vote of 80% of the members of the entire Board of Directors or the holders of 75% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting separately as a class.

  Operations

         Pursuant to its Charter, the Company generally is prohibited from engaging in certain activities, including (i) incurring consolidated indebtedness in excess of 45% of the Company's investment in hotel properties, at cost, after giving effect to the Company's use of proceeds from any indebtedness, and (ii) acquiring or holding property or engaging in any activity that would cause the Company to fail to qualify as a REIT.

TENNESSEE ANTI-TAKEOVER STATUTES

         In addition to certain of the Company's Charter provisions discussed above, Tennessee has adopted a series of statutes which may deter takeover attempts or tender offers, including offers or attempts that might result in the payment of a premium over the market price for the Common Stock or that a shareholder might otherwise consider in its best interest.

         Under the Tennessee Investor Protection Act, unless a company's board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within one year prior to the proposed takeover offer, may offer to acquire any class of equity securities of an offeree company pursuant to a tender offer if, after the acquisition thereof, the offeror would be directly or indirectly a beneficial owner of more than 10% of any class of outstanding equity securities of the offeree company (a "Takeover Offer"). However, this prohibition does not apply if the offeror, before making such purchase, has made a public announcement of his intention with respect to changing or influencing the management or control of the offeree company, has made a full, fair and effective disclosure of such intention to the person from whom he intends to acquire such securities, and has filed with the Tennessee Commissioner of Commerce and Insurance (the "Commissioner") and with the offeree company a statement signifying such intentions and containing such additional information as the Commissioner by rule prescribes. Such an offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a Takeover Offer may be withdrawn by or on behalf of an offeree at any time within seven days from the date the Takeover Offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the Takeover Offer has become effective. If an offeror makes a Takeover Offer for less than all the outstanding equity securities of any class, and if the number of securities tendered is greater than the number the offeror has offered to accept and pay for, the securities shall be accepted pro rata. If an offeror varies the terms of a Takeover Offer before its expiration date by increasing the consideration offered to shareholders of the offeree company, the offeror shall pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the Takeover Offer.

         Under the Tennessee Business Combination Act, subject to certain exceptions, no Tennessee corporation may engage in any "business combination" with an "interested shareholder" for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period when the transaction
(a) (i) complies with all applicable charter and bylaw requirements and (ii) is approved by the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder, and (b) meets certain fair price criteria. "Business combination" is defined by the statute as being any (i) merger or consolidation; (ii) share exchange; (iii) sale, lease, exchange, mortgage, pledge or other transfer of assets representing 10% or more of (A) the aggregate market value of the corporation's consolidated assets, (B) the aggregate market value of the corporation's shares or (C) the corporation's consolidated net income; (iv) issuance or transfer of shares from the corporation to the interested shareholder; (v) plan of liquidation or dissolution proposed by the interested shareholder; (vi) transaction or recapitalization which increases the proportionate share of any outstanding voting securities owned or controlled by the interested shareholder; or (vii) financing arrangement whereby any interested shareholder receives, directly or indirectly, a benefit except proportionately as a shareholder. "Interested shareholder" is defined as (i) any person that is the beneficial owner of 10% or more of the voting power of class or series of outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation who at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of any class or series of the outstanding stock of the corporation.

         The Tennessee Greenmail Act prohibits a Tennessee corporation from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price for such shares during the 30 trading days preceding the purchase and sale or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

                    RESTRICTIONS ON OWNERSHIP OF COMMON STOCK

         For the Company to qualify as a REIT under the Code, shares of capital stock must be held by a minimum of 100 persons for at least 335 days in each taxable year or during a proportionate part of a shorter taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the shares of beneficial interest of the Company may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals (the "5/50 Rule"). Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Charter restricts the acquisition of shares of Common Stock (the "Ownership Limitation").

         The Ownership Limitation provides that, subject to certain exceptions specified in the Charter, no shareholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the outstanding shares of Common Stock. The Board of Directors may, but in no event is required to, waive the Ownership Limitation if evidence satisfactory to the Board of Directors is presented that ownership in excess of such amount will not jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it or an undertaking from the applicant with respect to preserving the REIT status of the Company. If shares in excess of the Ownership Limitation, or shares which would cause the Company to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to the shares.

         The Ownership Limitation will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Any change in the Ownership Limitation would require an amendment to the Charter. In addition to preserving the Company's status as a REIT, the Ownership Limitation may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors. All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

         All persons who own, directly or by virtue of the attribution provisions of the Code, 5% or more of the outstanding Common Stock and any shareholder requested by the Company must file an affidavit with the Company containing the information specified in the Charter with respect to their ownership of shares within 30 days after January 1 of each year. In addition, each shareholder shall, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

         Any transfer of shares which would prevent the Company from continuing to qualify as a REIT under the Code will be void ab initio to the fullest extent permitted under applicable law and the intended transferee of such shares will be deemed never to have had an interest in such shares. Further, if, in the opinion of the Board of Directors, (i) a transfer of shares would result in any shareholder or group of shareholders acting together owning in excess of the Ownership Limitation or (ii) a proposed transfer of shares may jeopardize the qualification of the Company as a REIT under the Code, the Board of Directors may, in its sole discretion, refuse to allow the shares to be transferred to the proposed transferee. Finally, the Company may, in the discretion of the Board of Directors, redeem any stock held of record by any shareholder in excess of the Ownership Limitation, for a price equal to the lesser of (i) the market price on the date of notice of redemption; (ii) the market price on the date of purchase; or (iii) the maximum price allowed under the applicable provisions of the TBCA.


                        DESCRIPTION OF DEPOSITARY SHARES
GENERAL

         The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In such event, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

         The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and the depositary named in the applicable Prospectus Supplement (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

         The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. If Depositary Shares are issued, copies of the forms of Deposit Agreement and Depositary Receipt will be incorporated by reference in the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such documents.

         Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and the balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

         In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

         The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to the holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

         If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

         After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the money, securities or other property payable upon such redemption and any money, securities or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

         Upon receipt of notice of any meeting at which the holders of Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary may abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

         The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

CHARGES OF DEPOSITARY

         The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of Preferred Stock upon surrender of Depositary Receipts, as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

         The Depositary will forward to holders of Depository Receipts all reports and communications from the Company that are delivered to the Depositary and that the Company is required to furnish to holders of Preferred Stock.

         Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

         The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

RESTRICTIONS ON OWNERSHIP

         In order to safeguard the Company against an inadvertent loss of REIT status, the Deposit Agreement will contain provisions restricting the ownership and transfer of Depositary Shares. Such restrictions will be described in the applicable Prospectus Supplement and will be referenced on the applicable Depositary Receipts.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of material federal income tax considerations that may be relevant to a prospective holder of Offered Securities is based on current law, is for general information only, and is not tax advice. The discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

         The statements in this discussion are based on current provisions of the Code, existing, temporary, and currently proposed Treasury regulations promulgated under the Code ("Treasury Regulations"), the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

         EACH PROSPECTIVE PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF THE OFFERED SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

         The Company elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended on December 31, 1994. The Company believes that, commencing with such taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that the Company will operate in a manner so as to remain qualified as a REIT.

         Hunton & Williams has acted as tax counsel to the Company. Prior to issuing the Offered Securities, the Company expects to receive an opinion of Hunton & Williams as to its REIT qualification. Investors should be aware, however, that opinions of counsel are not binding upon the Service or any court. It must be emphasized that the opinion of Hunton & Williams will be based on various assumptions and will be conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's properties and the future conduct of its business. Such factual assumptions and representations are described below in this discussion of

"Federal Income Tax Considerations." Moreover, such continued qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and stock ownership, the various qualification tests imposed under the Code discussed below. Hunton & Williams will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "-- Failure to Qualify."

         The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively.

         If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its undistributed items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that the Company elects to retain and pay income tax on its net capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then to the extent of such asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by the Company over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in-gain" assume that the Company would make an election pursuant to IRS Notice 88-19 if it were to make any such acquisition. See "--Proposed Tax Legislation."

REQUIREMENTS FOR QUALIFICATION

         The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more directors or trustees; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding share of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company believes it has issued sufficient shares of Common Stock with sufficient diversity of ownership to allow it to satisfy requirements (v) and (vi). See "--Proposed Tax Legislation." In addition, the Company's Charter provides for restrictions regarding ownership and transfer of the shares of Common and Preferred Stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer restrictions are described in "Description of Capital Stock -- Charter and Bylaw Provisions -- Restrictions on Transfer."

         For purposes of determining share ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes is considered an individual, although a trust that is a qualified trust under the Code section 401(a) is not considered an individual and the beneficiaries of such trust are treated as holding stock of a REIT in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

         The Company currently has two subsidiaries and may have additional subsidiaries in the future. One subsidiary is the Trust and the other subsidiary is Equity Inn Services, Inc., both of which have been wholly owned by the Company since the commencement of their existence. Code Section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction, and credit of the Company.

         In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Partnership will be treated as assets and gross income of the Company for purposes of applying the requirements described herein.

         Income Tests. In order for the Company to maintain its qualification as a REIT, there are two requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of share or securities, or from any combination of the foregoing. The specific application of these tests to the Company is discussed below.

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, the Company may furnish or render a de minimis amount of "noncustomary services" to the tenants of a hotel other than through an independent contractor as long as the amount that the Company receives that is attributable to such services does not exceed 1% of its total receipts from the hotel. For that purpose, the amount attributable to the Company's noncustomary services will be at least equal to 150% of the Company's cost of providing the services.

         Pursuant to the Percentage Leases, the Interstate Lessee and the Prime Lessee (collectively, the "Lessee") will lease from the Partnership the land, buildings, improvements, furnishings and equipment comprising the Current Hotels for a 10-year period. The Percentage Leases provide that the Lessee is obligated to pay to the Partnership (i) the greater of the Base Rent or the Percentage Rent (collectively, the "Rents") and (ii) certain other Additional Charges. The Percentage Rent is calculated by multiplying fixed percentages by the room revenues for each of the Existing Properties in excess of certain levels. Both the Base Rent and the threshold room revenue amount in each Percentage Rent formal are adjusted for inflation. The adjustment is calculated at the beginning of each calendar year based on the change in the Consumer Price Index ("CPI") during the prior calendar year. The Base Rent accrues and is required to be paid monthly and the Percentage Rent (if any) accrues and is required to be paid quarterly.

         In order for the Base Rent, the Percentage Rent, and the Additional Charges to constitute "rents from real property," the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Percentage Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property).

         In addition, Code Section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and
(vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

         The Company believes that the Percentage Leases will be treated as true leases for federal income tax purposes, and prior to issuing Offered Securities, the Company expects to obtain an opinion of Hunton & Williams as to the "true lease" status of the Percentage Leases for federal income tax purposes. Such opinion will be based, in part, on the following facts: (i) the Partnership and the Lessee intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements, (ii) the Lessee has the right to exclusive possession and use and quiet enjoyment of the Hotels during the term of the Percentage Leases, (iii) the Lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the Hotels, other than the cost of maintaining underground utilities and structural elements, and dictates how the Hotels are operated, maintained, and improved, (iv) the Lessee bears all of the costs and expenses of operating the Hotels (including the cost of any inventory and supplies used in their operation) during the term of the Percentage Leases (other than real and personal property taxes, and the cost of replacement or refurbishment of furniture, fixtures and equipment, to the extent such costs do not exceed the allowances for such costs provided by the Partnership under each Percentage Lease), (v) the Lessee benefits from any savings in the costs of operating the Hotels during the term of the Percentage Leases, (vi) in the event of damage or destruction to a Hotel, the Lessee will be at economic risk because it will be obligated either (A) to restore the property to its prior condition, in which event it will bear all costs of such restoration or (B) purchase the Hotel for an amount generally equal to the Partnership's investment in the Property, (vii) the Lessee will indemnify the Partnership against all liabilities imposed on the Partnership during the term of the Percentage Leases by reason of (A) injury to persons or damage to property occurring at the Hotels or (B) the Lessee's use, management, maintenance or repair of the Hotels, (viii) the Lessee is obligated to pay substantial fixed rent for the period of use of the Hotels, and (ix) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Hotels.

         Investors should be aware that there are no controlling Treasury Regulations, published rulings or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, any opinion of Hunton & Williams with respect to the relationship between the Partnership and the Lessees will be based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the Service or any court, and there can be no complete assurance that the Service will not assert successfully a contrary position. If the Percentage Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from the Lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

         In order for the Rents to constitute "rents from real property," several other requirements also must be satisfied. One requirement is that the Rents attributable to personal property leased in connection with the lease of the real property comprising a Current Hotel must not be greater than 15% of the Rents received under the Percentage Lease. The Rents attributable to the personal property in a Current Hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the Current Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Current Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). With respect to each Current Hotel that the Partnership has acquired in exchange for Units, the initial adjusted bases of the personal property in such hotel was less than 15% of the initial adjusted bases of both the real and personal property comprising such hotel. In addition, the Company believes that the value of the personal property at each Current Hotel acquired for cash was less than 15% of the purchase price of such hotel. Further, in no event will the Partnership acquire additional personal property for a hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that hotel to exceed 15%. There can be no assurance, however, that the Service would not assert that the personal property acquired by the Partnership had a value in excess of the appraised value, or that a court would not uphold such assertion. If such a challenge were successfully asserted, the Company could fail the 15% Adjusted Basis Ratio as to one or more of the Current Hotels, which in turn potentially could cause it to fail to satisfy the 95% or 75% gross income test and thus lose its REIT status.

         Another requirement for qualification of the Rents as "rents from real property" is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Percentage Leases are entered into, (ii) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and (iii) conform with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. Since the Percentage Rent is (i) based on fixed percentages of the gross revenues from the Hotels that are established in the Percentage Leases, the Company has represented that the percentages (i) will not be renegotiated during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profits and (ii) conforms with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person.

         A third requirement for qualification of the Rents as "rents from real property" is that the Company must not own, directly or constructively, 10% or more of the Lessee. The constructive ownership rules generally provide that, if 10% or more in value of the share of the Company is owned, directly or indirectly, by or for any person, the Company is considered as owning the share owned, directly or indirectly, by or for such person. The Company does not own, directly or constructively, any ownership interests in the Lessee. In addition, the Charter provides that no person may acquire Common or Preferred Stock if such person's acquisition of such stock would cause the Company to constructively own 10% or more of the ownership interests in any lessee. Thus, the Company should never own, actually or constructively, 10% of more of the Lessee.

         A fourth requirement for qualification of the Rents as "rents from real property" is that, within the 1% de minimis exception described above, the Company cannot furnish or render non-customary services to the tenants of the Current Hotels, or manage or operate the Current Hotels, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Percentage Leases are respected as true leases, the Company should satisfy that requirement because the Partnership is not performing any services other than customary ones for the Lessee. As described above, however, if the Percentage Leases are recharacterized as service contracts or partnership agreements, the Rents likely would be disqualified as "rents from real property" because the Company would be considered to furnish or render services to the occupants of the Current Hotels and to manage or operate such hotels other than through an independent contractor who is adequately compensated and from whom the Company derives or receives no income.

         If the Rents do not qualify as "rents from real property" because the rents attributable to personal property exceed 15% of the total Rents for a taxable year, the portion of the Rents that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income tests. Thus, if the Rents attributable to personal property, plus any other non-qualifying income, during a taxable year exceed 5% of the Company's gross income during the year, the Company would lose its REIT status. If, however, the Rents do not qualify as "rents from real property" because either (i) the Percentage Rent is considered based on income or profits of the Lessee, (ii) the Company owns, directly or constructively, 10% or more of the Lessee, or (iii) the Company furnishes non-customary services to the tenants of the Current Hotels, or manages or operates the Current Hotels, other than through a qualifying independent contractor, none of the Rents would qualify as "rents from real property." In that case, the Company likely would lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income tests.

         In addition to the Rents, the Lessee is required to pay to the Partnership the Additional Charges. To the extent that the Additional Charges represent either (i) reimbursements of amounts that the Lessee is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, the Additional Charges should qualify as "rents from real property." To the extent, however, that the Additional Charges represent interest that is accrued on the late payment of the Rents or the Additional Charges, the Additional Charges should not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95% gross income test.

         The term "interest," as defined for purposes of the 75% gross income test, generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property.

         The net income derived from any prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. All inventory required in the operation of the Current Hotels is purchased by the Lessee or its designee as required by the terms of the Percentage Leases. Accordingly, the Company and the Partnership believe that no asset owned by the Company or the Partnership is held for sale to customers and that a sale of any such asset will not be in the ordinary course of business of the Company or the Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company and the Partnership will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company or the Partnership can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

         The Company is subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that is qualifying income for purposes of the 75% gross income test), less expenses directly connected with the production of such income. However, gross income from such foreclosure property will be qualifying income for purposes of the 75% and 95% gross income tests. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness that such property secured and (ii) for which such REIT makes a proper election to treat such property as foreclosure property. However, a REIT will not be considered to have foreclosed on a property where such REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Under the Code, property generally ceases to be foreclosure property with respect to a REIT at the close of the third taxable year following the taxable year in which such REIT acquired such property (or longer if an extension is granted by the Secretary of the Treasury), The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day (i) on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test, (ii) on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent), or (iii) that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income). As a result of the rules with respect to foreclosure property, if the Lessee defaults on its obligations under a Percentage Lease for a Hotel, the Company terminates the Lessee's leasehold interest, and the Company is unable to find a replacement Lessee for such Hotel within 90 days of such foreclosure, gross income from hotel operations conducted by the Company from such Hotel would cease to qualify for the 75% and 95% gross income tests. In such event, the Company likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

         It is possible that, from time to time, the Company or the Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that the Company or the Partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or similar financial instrument to reduce the interest rate risks with respect to indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test. To the extent that the Company or the Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

         If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions will be generally available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of those relief provisions. As discussed above in "Federal Income Tax Considerations -- Taxation of the Company," even if those relief provisions apply, a tax would be imposed with respect to the net income attributable to the excess of 75% or 95% of the Company's gross income over its qualifying income in the relevant category, whichever is greater.

         Asset Tests. The Company, at the close of each quarter of its taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where the Company raises new capital through share or long-term (at least five-year) debt offerings, temporary investments in shares or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property, and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in any partnership or qualified REIT subsidiary). See "--Proposed Tax Legislation."

         If the Company should fail inadvertently to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the standards imposed by the asset tests arose from changes in the market values of its assets and was not wholly or partly caused by an acquisition of nonqualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

         Distribution Requirements. The Company, in order to qualify for the tax benefits accorded to REITs under the Code, is required to distribute dividends (other than capital gain dividends and retained capital gains) to its shareholders in an amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. The Company may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. Any such retained amounts would be treated as having been distributed by the Company for purposes of the 4% excise tax. The Company intends to make timely distributions sufficient to satisfy all annual distribution requirements.

         It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, under the Percentage Leases, the Lessee may defer payment of the excess of the Percentage Rent over the Base Rent for a period of up to 90 days after the end of the calendar year in which such payment was due. In that case, the Partnership still would be required to recognize as income the excess of the Percentage Rent over the Base Rent in the calendar quarter to which it relates. Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds its allocable share of cash attributable to that sale. Therefore, the Company may have less cash available for distribution than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of additional common or preferred stock.

         Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

         Recordkeeping Requirements. Pursuant to applicable Treasury Regulations, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. The Company intends to comply with such requirements.

PARTNERSHIP ANTI-ABUSE RULE

         The U.S. Department of the Treasury has issued a final regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions"), that authorizes the Service, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or availed of in connection with a transaction (or series of related transactions), a principal purpose of which is to reduce substantially the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring an entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

         The Anti-Abuse Rule contains a example in which a corporation that elects to be treated as a REIT is formed to be a general partner in a partnership. The REIT contributes substantially all of the proceeds from a public offering to the partnership. The limited partners of the partnership contribute all of their real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in the real property contributed. In addition, the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent the intent of the Partnership Provisions and, thus, cannot be recast by the Service. However, because the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the Service is authorized to take appropriate enforcement action, including disregarding the Partnership for federal tax purposes or treating one or more of its partners as non-partners. It is conceivable that the application of the Anti-Abuse Rule could result in the loss of REIT status by the Company.

FAILURE TO QUALIFY

         If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

CAPITAL GAINS AND LOSSES

         A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on net capital gains applicable to noncorporate taxpayers is 28% for sales and exchanges of assets held for more than one year but not more than 18 months, and 20% for sales and exchanges of assets held for more than 18 months. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., depreciable real property) held for more than 18 months is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions designated by the Company as capital gain dividends and any retained capital gains that the Company is deemed to distribute, the Company may designate (subject to certain limits) whether such a distribution is taxable to its noncorporate shareholders at a 20%, 25%, or 28% rate. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual deduction of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

         The Company will report to its U.S. shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any.

Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. The Service has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. Those regulations alter the current system of backup withholding compliance and will be effective for distributions made after December 31, 1998. See "-- Taxation of Non-U.S. Shareholders."

PROPOSED TAX LEGISLATION

         On February 2, 1998, President Clinton released his budget proposal for fiscal year 1999 (the "Proposal"). Two provisions contained in the Proposal potentially could affect the Company if enacted in final form. First, the Proposal would prohibit a REIT from owning, directly or indirectly, more than 10% of the voting power or value of all classes of a C corporation's stock (other than the stock of a qualified REIT subsidiary). Currently, a REIT may own no more than 10% of the voting stock of a C corporation, but its ownership of the nonvoting stock of a C corporation is not limited (other than by the rule that the value of a REIT's combined equity and debt interests in a C corporation may not exceed 5% of the value of a REIT's total assets). That provision is proposed to be effective with respect to stock in a C corporation acquired by a REIT on or after the date of "first committee action" (i.e., first action by the House Ways and Means Committee with respect to the provision). If enacted as presently written, that provision would severely limit the use by a REIT of taxable subsidiaries to conduct businesses the income from which would be nonqualifying income if received by the REIT.

         Second, the Proposal would require recognition of any built-in gain associated with the assets of a "large" C corporation (i.e., a C corporation whose stock has a fair market value of more than $5 million) upon its conversion to REIT status or merger into a REIT. That provision is proposed to be effective for conversions to REIT status effective for taxable years beginning after January 1, 1999 and mergers of C corporations into REITs that occur after December 31, 1998. This provision would require immediate recognition of gain if, at any time after December 31, 1998, a "large" C corporation merges into the Company.

TAX ASPECTS OF THE PARTNERSHIP AND SUBSIDIARY PARTNERSHIPS

         The following discussion summarizes certain federal income tax considerations applicable to the Company's investment in the Partnership and Subsidiary Partnerships.

The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

CLASSIFICATION AS A PARTNERSHIP

         The Company will be entitled to include in its income its distributive share of the Partnership's income and to deduct its distributive share of the Partnership's losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded" partnership.

         In general, under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnership and the Subsidiary Partnerships (each, a "Hotel Partnership"), will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any of its members was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. Each Hotel Partnership in existence on January 1, 1997 reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997, and such classification should be respected for federal income tax purposes. In addition, no Hotel Partnership was notified by a taxing authority on or before May 8, 1996 that its classification was under examination. The Hotel Partnerships intend to continue to be classified as partnerships and the Company has represented that no Hotel Partnership will elect to be treated as an association taxable as a corporation for federal income tax purposes under the Check-the-Box Regulations.

         A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradeable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for a taxable year consists of "qualifying income" under section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs (the "90% Passive-Type Income Exception"). See "--Requirements for Qualification--Income Tests." The U.S. Treasury Department has issued regulations (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each Hotel Partnership qualifies for the Private Placement Exclusion. If a Hotel Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, such Hotel Partnership should not be treated as a corporation because it should be eligible for the 90% Passive-Type Income Exception.

         The Company believes that each Hotel Partnership will be treated as a partnership for federal income tax purposes and not as a corporation or association taxable as a corporation. The Company has not requested, and does not intend to request, a ruling from the Service that the Hotel Partnerships will be classified as a partnership for federal income tax purposes. However, prior to issuing Offered Securities, the Company expects to obtain an opinion of Hunton & Williams that, based on the provisions of the Partnership Agreement, the partnership agreements of each Subsidiary Partnership, certain factual assumptions, and certain representations, each Hotel Partnership will be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation. Unlike a tax ruling, an opinion of counsel is not binding upon the Service, and no assurance can be given that the Service will not challenge the status of a Hotel Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Hotel Partnership would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of Hunton & Williams will be based on existing law, which is to a great extent the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.


         If for any reason the Partnership was taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in the Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Partnership's taxable income.

INCOME TAXATION OF THE PARTNERSHIP AND ITS PARTNERS

         Partners, Not the Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company is required to take into account its allocable share of the Partnership's income, gains, losses, deductions, and credits for any taxable year of the Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from the Partnership.

         Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnership's allocations of taxable income and loss comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

         Tax Allocations With Respect to Contributed Properties. Pursuant to
Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by Section 704(c) of the Code and outlining three reasonable allocation methods.

         Under the Partnership Agreement, depreciation or amortization deductions of the Partnership generally are allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that the Partnership is required under Code Section 704(c) to use a method for allocating tax depreciation deductions attributable to the Current Hotels that results in the Company receiving a disproportionately large share of such deductions. In addition, gain on sale of a Current Hotel contributed by a Limited Partner or Limited Partners will be specially allocated to such Limited Partners to the extent of any "built-in" gain with respect to such Hotel for federal income tax purposes. The application of Section 704(c) to the Partnership is not entirely clear, however, and may be affected by Treasury Regulations promulgated in the future.

         Basis in Partnership Interest. The Company's adjusted tax basis in its partnership interest in the Partnership generally will be equal to (i) the amount of cash and the basis of any other property contributed to the Partnership by the Company, (ii) increased by (A) its allocable share of the Partnership's income and (B) its allocable share of indebtedness of the Partnership, and (iii) reduced, but not below zero, by (I) the Company's allocable share of the Partnership's loss and (II) the amount of cash distributed to the Company, and by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Partnership.

         If the allocation of the Company's distributive share of the Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company's partnership interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

         Depreciation Deductions Available to the Partnership. To the extent the Partnership has acquired properties for cash, the Partnership's initial basis in such Properties for federal income tax purposes generally was equal to the purchase price paid by the Partnership. The Partnership generally depreciates such depreciable property for federal income tax purposes under either the modified accelerated cost recovery system of depreciation ("MACRS") or the alternative depreciation system of depreciation ("ADS"). The Partnership generally uses MACRS for furnishings and equipment. Under MACRS, the Partnership generally depreciates such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. The Partnership generally uses ADS for buildings and improvements. Under ADS, the Partnership generally depreciates such buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention. However, to the extent that the Partnership has acquired the properties in exchange for Units, the Partnership's initial basis in each Current Hotel for federal income tax purposes should be the same as the transferor's basis in that Current Hotel on the date of acquisition. Although the law is not entirely clear, the Partnership generally depreciates such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Partnership's tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Partnership (except to the extent that the Partnership is required under Code Section 704(c) to use a method for allocating depreciation deductions attributable to the Existing Properties or other contributed properties that results in the Company receiving a disproportionately large share of such deductions).

SALE OF THE PARTNERSHIP'S PROPERTY

         Generally, any gain realized by the Partnership on the sale of property by the Partnership held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Partnership on the disposition of the Current Hotels will be allocated first to the Limited Partners who contributed those hotels under Section 704(c) of the Code to the extent of their "built-in gain" on those hotels for federal income tax purposes. The Limited Partners' "built-in gain" on the Current Hotels sold will equal the excess of the Limited Partners' proportionate share of the book value of those hotels over the Limited Partners' tax basis allocable to those hotels at the time of the sale. Any remaining gain recognized by the Partnership on the disposition of the hotels will be allocated among the partners in accordance with their respective percentage interests in the Partnership. The Board of Directors has adopted a policy that any decision to sell a hotel will be made by a majority of the Independent Directors. See "Risk Factors -- Conflicts of Interest -- Conflicts Relating to Sales of McNeill Initial Hotels."

         The Company's share of any gain realized by the Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests." Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "Federal Income Tax Considerations -- Requirements For Qualification -- Income Tests" above. The Company, however, does not presently intend to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's or the Partnership's trade or business.

                              PLAN OF DISTRIBUTION

         The Company may sell the Offered Securities to one or more underwriters or dealers for public offering and sale by them or may sell the Offered Securities to investors directly or through designated agents. Any such underwriter, dealer or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

         Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as agents to offer and sell the Offered Securities upon the terms and conditions set forth in any Prospectus Supplement. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or from the purchasers for whom they may act as agent.

         Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them from the Company or from purchasers of the Offered Securities and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

         Offers to purchase the Offered Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Offered Securities will be named, and any commissions payable by the Company to such agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best-efforts basis for the period of its appointment. Any such agent may be deemed to be an "underwriter," as that term is defined in the Securities Act, of the Offered Securities so offered and sold.

         If an underwriter or underwriters are utilized in the sale of the Offered Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement.

         If a dealer is utilized in the sale of the Offered Securities, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable Prospectus Supplement.

         The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

         If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts (the "Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the principal amount of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except
(i) the purchase by an institution of the Offered Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. A commission indicated in the Prospectus Supplement will be paid to agents and underwriters soliciting purchases of Offered Securities pursuant to Contracts accepted by the Company. Agents and underwriters shall have no responsibility in respect of the delivery or performance of Contracts.

         Offers to purchase the Offered Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction prices, if utilized, will be described in the applicable Prospectus Supplement.

         Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                                     EXPERTS

         The consolidated financial statements and financial statement schedule of Equity Inns, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended, are incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K. The above said financial statements have been so incorporated in reliance on the reports of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         The validity of the Common Stock will be passed upon for the Company by Hunton & Williams. The description of federal income tax considerations under the caption "Federal Income Tax Considerations" is based on the opinion of Hunton & Williams.

================================================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE OFFERED SECURITIES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE OFFERED SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                            SUMMARY TABLE OF CONTENTS


                                              PAGE
                                              ----

Special Note Regarding Forward-Looking
  Statements
Available Information..........................2
Incorporation of Certain Documents by
  Reference................................... 3
The Company....................................4
Risk Factors...................................5
Price Range of Common Stock
  and Distributions...........................13
Use of Proceeds...............................14
Ratio of Earnings to Fixed
  Charges.....................................14
Description of Capital Stock..................14
Restrictions on Ownership of Common Stock.....18
Description of Depositary Shares..............19
Federal Income Tax Considerations.............22
Plan of Distribution..........................42
Experts.......................................44
Legal Matters.................................44


--------------------------------------------------------------------------------





--------------------------------------------------------------------------------

                                EQUITY INNS, INC.





                                  COMMON STOCK
                                 PREFERRED STOCK
                                DEPOSITARY SHARES

                                 ---------------

                                   PROSPECTUS

                                 ---------------









                                _______ __, 1998






================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission registration fee.............................   $107,087
Accounting fees and expenses....................................................      5,000
Legal fees and expenses.........................................................    100,000
Printing .......................................................................    100,000
Miscellaneous...................................................................     10,000
                                                                                   --------
TOTAL...........................................................................   $332,087
                                                                                   ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The Company's Charter obligates the Company to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Tennessee law. The Tennessee Business Corporation Act ("TBCA") permits a corporation to indemnify its present and former directors and officers, among others, against judgments, settlements, penalties, fines or reasonable expenses incurred with respect to a proceeding to which they may be made a party by reason of their service in those or other capacities if (i) such persons conducted themselves in good faith, (ii) they reasonably believed, in the case of conduct in their official capacities with the corporation, that their conduct was in its best interests and, in all other cases, that their conduct was at least not opposed to its best interests and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful.

         Any indemnification by the Company pursuant to the provisions of the Charter described above shall be paid out of the assets of the Company and shall not be recoverable from the shareholders. To the extent that the foregoing indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and is, therefore, unenforceable. The Company currently purchases director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

         The TCBA permits the charter of a Tennessee corporation to include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law or (iii) for unlawful distributions that exceed what could have been distributed without violating the TBCA or the corporation's charter. The Company's Charter contains a provision eliminating the personal liability of its directors or officers to the Company or its shareholders for money damages to the maximum extent permitted by Tennessee law from time to time.

ITEM 16. EXHIBITS.


   *3.1(a)  - Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form
              S-11 (Registration No. 33-73304)

   *3.1(b)  - Articles of Amendment to the Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's
              Current Report on Form 8-K (Registration No. 0-23290) filed with the Securities and Exchange Commission on April 27,
              1995)

   *3.1(c)  - Articles of Amendment to the Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's
              Current Report on Form 8-K (Registration No. 0-23290) filed with the Securities and Exchange Commission on
              May 31, 1996)

   *3.1(d)  - Second Amended and Restated Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's
              Current Report on Form 8-K dated October 15, 1997 (Registration No. 0- 23290) filed with the Securities and Exchange
              Commission on October 23, 1997)

   *3.2     - By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form
              S-11 (Registration No. 33-73304)

   *4.1     - Form of Share Certificate for the Company's Common Stock, $.01 par value (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-11 (Registration No. 33-73304))

 ***4.2     - Form of Deposit Certificate

 ***4.3     - Form of Certificate of Preferences, Conversion and Other Rights of Shares of Preferred Stock

 ***4.4     - Form of Stock Certificate for the Company's Preferred Stock, $.01 par value

  **5.1     - Opinion of Hunton & Williams

 ***8.1     - Opinion of Hunton & Williams regarding certain tax matters

 **12.1     - Statement regarding computation of ratios

 **23.1     - Consent of Coopers & Lybrand L.L.P.

 **23.2     - Consent of Hunton & Williams (included in Exhibit 5.1)

   24.1     - Power of Attorney (located on the signature page of this Registration Statement)

***26.1     - Statement of Eligibility and Qualification of Trustee on Form T-1

---------------------
  * Previously filed or incorporated by reference hereto.
 ** Filed herewith.
*** To be filed by post-effective amendment or as an exhibit to a Current Report on Form 8-K in connection with the offering of Offered Securities, as applicable.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the lower or higher and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that the in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 17th day of March, 1998.

                                          EQUITY INNS, INC.
                                          a Tennessee corporation
                                          (Registrant)

                                          By   /s/ PHILLIP H. MCNEILL, SR.
                                             -----------------------------------
                                               Phillip H. McNeill, Sr.
                                               Chairman of the Board and Chief
                                               Executive Officer (Principal
                                               Executive Officer)

                                          By   /s/ HOWARD A. SILVER
                                             -----------------------------------
                                               Howard A. Silver
                                               Executive Vice President,
                                               Secretary, Treasurer and Chief
                                               Financial Officer (Principal
                                               Accounting Officer and Financial
                                               Officer)


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Phillip H. McNeill, Sr. and Howard A. Silver, and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 17th day of March, 1998 by the following persons in the capacities indicated.

         Signature                                      Title
         ---------                                      -----


   PHILLIP H. MCNEILL, SR.             Chairman of the Board and Chief Executive
--------------------------------       Officer (Principal Executive Officer)
   Phillip H. McNeill, Sr.


   JAMES A. THOMAS, III                Director
--------------------------------
   James A. Thomas, III


   WILLIAM W. DEUPREE, JR.             Director
--------------------------------
   William W. Deupree, Jr.

     JOSEPH W. MCLEARY                 Director
--------------------------------
     Joseph W. McLeary


     HOWARD A. SILVER                  Executive Vice President, Secretary,
--------------------------------       Treasurer and Chief Financial Officer
     Howard A. Silver                  (Principal Accounting Officer and
                                       Financial Officer)

                                 EXHIBIT INDEX



   *3.1(a)  - Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form
              S-11 (Registration No. 33-73304)

   *3.1(b)  - Articles of Amendment to the Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's
              Current Report on Form 8-K (Registration No. 0-23290) filed with the Securities and Exchange Commission on April 27,
              1995)

   *3.1(c)  - Articles of Amendment to the Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's
              Current Report on Form 8-K (Registration No. 0-23290) filed with the Securities and Exchange Commission on
              May 31, 1996)

   *3.1(d)  - Second Amended and Restated Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's
              Current Report on Form 8-K dated October 15, 1997 (Registration No. 0- 23290) filed with the Securities and Exchange
              Commission on October 23, 1997)

   *3.2     - By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form
              S-11 (Registration No. 33-73304)

   *4.1     - Form of Share Certificate for the Company's Common Stock, $.01 par value (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-11 (Registration No. 33-73304))

 ***4.2     - Form of Deposit Certificate

 ***4.3     - Form of Certificate of Preferences, Conversion and Other Rights of Shares of Preferred Stock

 ***4.4     - Form of Stock Certificate for the Company's Preferred Stock, $.01 par value

  **5.1     - Opinion of Hunton & Williams

 ***8.1     - Opinion of Hunton & Williams regarding certain tax matters

 **12.1     - Statement regarding computation of ratios

 **23.1     - Consent of Coopers & Lybrand L.L.P.

 **23.2     - Consent of Hunton & Williams (included in Exhibit 5.1)

   24.1     - Power of Attorney (located on the signature page of this Registration Statement)

***26.1     - Statement of Eligibility and Qualification of Trustee on Form T-1

---------------------
  * Previously filed or incorporated by reference hereto.
 ** Filed herewith.
*** To be filed by post-effective amendment or as an exhibit to a Current Report on Form 8-K in connection with the offering of Offered Securities, as applicable.